8-May-2024
LCI Industries (LCII)
Q1 2024 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Justin Ages – Analyst, CJS Securities, Inc.
Fred Wightman – Analyst, Wolfe Research LLC
Scott L. Stember – Analyst, ROTH MKM
Michael Swartz – Analyst, Truist Securities, Inc.
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.
Alice Linn Wycklendt – Analyst, Robert W. Baird & Co., Inc.
Brandon Rollé – Analyst, D. A. Davidson & Co.

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MANAGEMENT DISCUSSION SECTION

Operator: Hello everyone and welcome to the LCI First Quarter Earnings Call. My name is Emily and I’ll be moderating your call today. After the presentation, there will be the opportunity for you to ask any questions. [Operator Instructions] I’ll now turn the call over to our host, Lillian Etzkorn to begin. Please go ahead.
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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning everyone and welcome to the LCI Industries first quarter 2024 conference call. I am joined on the call today with Jason Lippert, President and CEO. Along with Kip Emenhiser, VP of Finance and Treasurer.

We will discuss the results for the quarter in just a moment. But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and in other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date, the forward-looking statements are made. Except as required by law.

With that, I would like to turn the call over to Jason.

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thanks, Lillian, and good morning. I’d like to welcome everyone to our first quarter 2024 earnings call. We have started off the year exceeding expectations with strong profits and margin expansion in the first quarter, driven almost entirely by the continued strength in our diversified businesses and our disciplined operational execution. It is important to emphasize that Lippert is fundamentally much more than just a supplier to RV OEMs, thanks to our strategic execution around diversification over the last decade.

The global expansion of the Lippert brand and to growing markets like transportation, building products, automotive, marine and RV aftermarket, manufactured housing, Europe and other adjacencies has been a key boost to performance in recent years, helping mitigate the cyclical impact that the RV industry can have.

For Q1 2024, we delivered $968 million in revenue, up 15% sequentially. Our aftermarket segment led the way with solid operating margins of 11.8%, along with other parts of our adjacent markets, while our RV OEM business is improving from prior quarters. Today, we are tracking to the $200 million of organic growth increase across our business that we announced last quarter.

In the first quarter of 2024, 57% of our total sales were derived from our businesses outside of North American RV OEM. Even with the significant growth we have already achieved in these markets, we still have an extensive runway with over $11 billion in combined total addressable growth opportunities ahead of us. Of our addressable growth opportunities, we estimate over $5 billion of potential in aftermarket and over $4 billion in combined international and adjacent markets. Given this runway and backed by a solid balance sheet, we plan to continue to seek out and invest in more organic growth as well as strategic opportunities to further diversify our business.

Additionally, we continue to execute on operational improvements in the quarter, as part of our focus on streamlining production and reducing fixed costs while keeping capacity flexible. We have consolidated several facilities over the past year, effectively reducing almost 1.2 million square feet of production space while maintaining similar levels of production capacity.

Our teams also achieved direct and indirect cost improvements ahead of schedule, driving down input costs and significantly improving margins in the quarter. We continue to invest in automation to drive efficiencies and have put more resources in automation within our footprint, which we believe significantly differentiates us in the outdoor recreation space. For example, as we finished building and equipping our $65 million glass and acrylic processing center, we can now process hundreds of thousands of pieces of glass on a monthly basis for use in a wide range of end markets, from housing, RV, marine, commercial glass, solar glass and much more to efficiently meet demand across our diversified business.

We believe that this showpiece sets the new standard, giving us competitive edge in showcasing our commitment to investing in quality manufacturing for the future. In addition, this automated facility also has started building acrylic windows for RVs in the US, like the ones we sell in Europe. The importance of this can’t be underscored enough as we believe we are the only supplier in North America building this product. As acrylic windows become more widely used in the market, it will help us widen our moat in this important category.

We remain hard at work to identify and capture strategic growth opportunities such as our recently announced deal with Camping World, through which we purchased their furniture business unit. As many know, Camping World embarked in a multi-year journey of exploring vertical integration, and we believe that they felt that their financial and labor resources were much better spent in other strategic areas.

One of those areas identified by Marcus and the CW team was that of revamping the retail store and online space with a new look and new partners. Part of the strategic move for both companies was to figure out how the Lippert brand can help bolster Camping World’s online and in-store sales.

Turning to RV. During the first quarter, content per towable RV decreased from the prior year to $5,097, while content per motorhome RV for the quarter was $3,656. While content was down slightly in both areas year-over-year, driven largely by index pricing reductions, we saw sequential organic growth of 1% for towable and 4% for motorhome content over Q4 of 2023.

Because of the impact of our innovation, our content continues to grow. Since 2020, our content has grown over 50% on towable RVs demonstrating our ability over time to continue to innovate great content to OEMs. RV OEM dealers are continuing to closely manage inventory levels, with most of them bringing in just what they need for the spring season. That said, we are seeing positive trends for spring as we grew North American RV OEM sales by 17% in the quarter over last year Q1.

Motorhomes will likely be a drag on the industry wholesale for the next 12 months and we also expect towables to soften after July with a possible pickup in production close to year end. All in all, these factors put us close to our wholesale forecast from late last year of around 325,000 to 350,000 total units. We do feel that 2025 will be slightly better than 2024. And as we have seen historically, we believe that we will likely have some sequential, solid years of slow and steady growth post-downturn.

RV production for April was up slightly from March and we expect May to be on par or just slightly ahead of April. We are diligently monitoring these trends as we work to ramp up production in support of the spring selling season. OEMs appear to be mixed on downtime for the July 4 holiday, with some taking one week and others taking two. We believe that a huge differentiator for Lippert is the short lead times, we are able to offer RV OEMs on our products due to our footprint and business processes.

Our facilities can swiftly provide products with typically only a week of lead time with the ability of accommodating emergency demand as well. This agility, coupled with the fact that our facilities are generally close in proximity to our RV customers, allows us to offer just in time inventory to OEMs, eliminating the need for them to carry any more inventory than needed, helping reduce our customers’ costs. We believe that this is a big part of our moat when competitors try to supply the industry with competing products outside of Elkhart County or even outside the country.

Industry partnerships are another key way, we are strengthening our brand and advancing our leading position in the outdoor recreation space. Recently, we held our anti-lock braking system spring showcase, where Bob Martin, the CEO of THOR Industries and many other industry leaders and RV enthusiasts, test drove our new ABS brakes on the Navistar track in Northern Indiana.

Taking customers to the track and giving them a real life experience has really helped in highlighting how much of a difference we believe ABS can make for safely towing both travel trailers and fifth wheels. Towing is one of the biggest hurdles for new buyers to get over. And we have found that dealers are having a much easier time giving new buyers peace of mind on units equipped with our ABS suspension systems.

Turning to aftermarket. Our aftermarket net sales were $210 million for the quarter, down 3% for the same period in 2023. While our automotive aftermarket was up double digits, our RV and marine businesses were nearly flat due to dealers being overly cautious about taking on more inventory. Despite the small top line decline, we still achieved a 200 basis point increase in operating margins due to improved mix, along with tailwinds from continued operational efficiencies. We are proud of our aftermarket teams for hitting an operating margin of double digits for the quarter, solidifying the importance of a diversified business.

As literally millions of vehicles that approach the repair and replacement cycle in the coming years, we believe our aftermarket business is very prepared to capture demand for service support as well as replacement and upgraded content. This should be one of the single largest impacts on our business over the coming years, as hundreds of thousands of vehicles come into service needing our parts. We believe that the greater the content of the vehicles, the greater our service parts business. Based on our content increases over the years, these vehicles will be entering service with the greatest amount of Lippert content we’ve ever seen.

Our automotive aftermarket brand, CURT, continues to thrive, representing over half of all Lippert aftermarket sales. Last year alone, CURT sold just shy of 1 million hitches, and we are confident that this will continue in 2024. Since our acquisition of the CURT family of products in late 2019, we have seen that business grow over 40% on the top line.

The appliance market also offers substantial growth opportunity potential through our aftermarket. With Furrion’s ovens, hot water heaters, refrigerators and air conditioners, driving market share and top line expansion. Our new supply agreement with Camping World should help increase our aftermarket top line for RV, not only due to the fact that Camping World has such a large footprint, but also because we believe Camping World will continue to execute on new store acquisitions and startups, taking our retail footprint with them as they continue their expansive growth towards their stated 320 stores by 2028.

Alongside our expanding parts and service business, we are actively seeking ways to engage consumers and dealers to gather feedback to enhance our products. We believe that Lippert Technical Institute has been instrumental by hosting maintenance training for dealer technicians and RV owners, empowering them to help prolong lifespan of the vehicles and resolve issues efficiently, while enabling more time on the road.

We also believe that having what we consider to be the best in industry customer service and striving to be among the easiest to do business with, and over a million transactions annually with dealers and consumers, are strongest differentiators for those groups. We believe the main engine for our aftermarket business is the continuous improvement of our customer service and the experience of every single customer.

During the quarter, we also hosted the annual installer council summit in Eau Claire, Wisconsin, where we engage with customers and gather important feedback to leverage in our automotive aftermarket product development. Events like this, along with our other initiatives like Lippert Scouts, the Campground Project, consumer rallies and Lippert Ambassadors help us to build our relationship with a well-connected outdoor community, with the hope of driving trust and long-term loyalty to the Lippert brand.

Turning to North American adjacent markets, first quarter revenues were down 17% compared to prior year due to the ongoing softness in the marine retail environment. This softness is expected to continue throughout the year. However, we anticipate that marine wholesale will start improving toward year end. We remain focused on leveraging our innovation engine to drive new product introductions while adding new efficiencies to support profitability in the current down cycle. We also expect easier year-over-year comps in this area as we head into the second half of 2024.

We are showing solid results in the other adjacent markets, including manufactured housing, utility trailers and commercial vehicles. These markets are continuing to grow and we are also seeing our market shares increase for products like our residential windows and trailer axle and suspension products. As we have stated over the last couple of calls, our axle and suspension products business continues to grow, especially in the trailer space where there are over 500,000 utility and cargo type trailers built annually. In this area, we have added almost $90 million in new business since 2022.

Also in our adjacent markets, we saw strong start for our newly launched bus chassis stretching and transit bus seating products. This is a great organic startup that began in 2024 where we utilize buildings and team members that we already had in the business.

Moving outside of North America, our international business grew 5% over the prior year, as our international aftermarket business continues to grow and European RV dealers continue to take on more inventory. Since the time we started investing in Europe, we have noticed that their business cycles are much less cyclical than what we are accustomed to in North America, which helps smooth out our revenues.

We believe that our products such as pop tops, acrylic windows, bed lift, doors and electronics exemplify how our global presence fosters innovation across our brands. And we are continuing to see a warm reception to these European developed products when we introduce them to our North American market.

We expect Europe’s growth and performance to continue as we keep looking for new products and strategic options for this important market. As many of you know, innovation serves as the fundamental piece of our growth strategy. We made significant investments in our R&D capabilities and remain confident that our innovation will continue fueling the development of new products, that savvy consumers are looking for, which helps bolster our competitive edge and increase revenues.

In addition to the new product development, we are also focused on making improvements to existing products, adding additional content consumers deem of value at a more premium price point. Historically, this strategy has provided us with significant opportunity for long-term content growth, as there are numerous products in our portfolio that we will try to continue to enhance and evolve. Additionally, these improvements and innovations are typically unique and essential to RVs, helping to make them resistant to commoditization and mitigate the risk of decontenting by OEMs. In most cases, by adding content like glass to entry doors, chassis modifications or anti-lock braking systems to axles, it helps to make us more competitive and less susceptible to intense competition.

We believe the anti-lock brakes have been a significant example of how we innovate for and anticipate customer needs. Anti-lock brake systems were not readily available or affordable in the US for RV production until we brought them to market last year. Since launching, we now have over 10 high profile towable RV brands using ABS, with more in the process of committing at model change, growing our market share into the double digits with a total addressable market of $150 million to $200 million.

In addition, we just launched coil spring independent suspension to lessen vibration from the road to the trailer box, which should significantly lessen the shake down that trailers experience on the road, thus greatly improving quality issues for the OEM.

In addition to these new products, our 4K window series with integrated shades and unique square window design, new slide outs, new high capacity quiet air conditioners, new leveling, bus seating, furnaces, a new line of electric biminis and many more new products should gain momentum as we move through 2024.

As we expand our portfolio, our focus remains on introducing innovative products that cater to a multitude of customer tastes and needs in the diversified markets we serve. As we have long stated, our culture starts with the experience and empathetic leaders at the top, who are constantly growing and developing their own leadership. We believe that great leadership drives retention, and higher retention is directly linked in increases in innovation, safety, efficiency and quality, all of which are key drivers of success in any business.

Just a few weeks ago, during our Volunteer Week, we hosted our annual Pack-Out event, where more than 1,200 Lippert team members showed up and packed over 144,000 items to be donated to the boys and girls clubs of Elkhart and St. Joe counties, as well as other organizations and local schools. More than 2,200 team members participated in Volunteer Week companywide. It was yet another opportunity to demonstrate how business can be a force for good, utilizing our teams to make an impact in the communities where we live and work.

The best thing about this is that we see more businesses attempting to follow our lead and set up their own larger scale community impact efforts. Additionally, we held a serve with a purpose event at the Jayco Jubilee Rally, where attendees from all over the country gather to pack boxes filled with essential items, including clothing, school supplies and hygiene products to be donated to local boys and girls clubs.

Thanks to our large scale and companywide focus on supporting communities around us, we were named as one of America’s most responsible companies of 2024 by Newsweek, an honor we are quite proud to have received. We remain focused on disciplined, working capital management, including improving inventory turns and have line of sight to additional inventory reductions this year to support cash generation. Just only about a year ago, our inventory was nearly $1 billion, and it’s now sitting at the end of March around $734 million.

Our team is laser focused on cash management. We plan to continue to invest in R&D and innovation while pursuing strategic growth opportunities and returning capital to shareholders. At the present, we are holding more conversations around strategic acquisitions with some very intentional targets. It feels like we are getting back on track with our more normal historical cadence of acquisitive growth, after taking a breather last year to conserve capital, given the RV environment.

In closing, I’d like to thank all of our global team members for their hard work and consistent dedication in moving Lippert forward this past quarter. Every week I visit at least one facility and meet with our frontline team members, leaders and management. And it’s amazing to see what a talented group of people we have leading the businesses all over the company. With the guidance of our experienced leaders, we plan to continue to execute on our strategic priorities, striving to provide best-in-class service to our customers while delivering profitable and diversified growth and long-term shareholder value.

I will now turn to Lillian Etzkorn, our CFO, to give more detail on our financial results. Lillian?
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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Our consolidated net sales for the first quarter were $968 million, a decrease of 1% from first quarter 2023. This was primarily driven by lower North American marine production levels and decreased selling prices, which are indexed to select commodities, mostly offset by increased North American RV wholesale shipments.

On a sequential basis, we were up 16% from Q4 of 2023, delivering strong growth across most of our markets. OEM net sales for the first quarter of 2024 were $758 million, roughly flat with the same period of 2023. RV OEM sales for the first quarter of 2024 were $460 million, up 15% compared to the prior year period, driven by a 9% increase in North American RV wholesale shipments, partially offset by decreased selling prices, which are indexed to select commodities.

Content per towable RV unit was $5,097, while content per motorized unit was $3,656. Both were down compared to the prior year period, primarily attributed to the index pricing pass through. We had sequential growth of $39 for towable and $150 for motorhome content over Q4 2023. We’ve continued to increase our organic content and market share through our focus on innovation. In Q1 of 2024, our organic growth contributed approximately 1.6% year-over-year in LTM content per unit.

Adjacent industries OEM net sales for the first quarter of 2024 were $299 million, down 17% year-over-year, primarily due to lower sales to North American marine OEM. North American marine OEM net sales in the first quarter of 2024 were $65 million, down 45% year-over-year, driven by inflation and rising interest rates impacting retail consumers.

As Jason mentioned, we anticipate this softness to continue throughout the year. However, we anticipate the pressure on marine sales will start decreasing towards the end of the year as we begin to cycle easier comps. Q1 2024 sales in the aftermarket business decreased 3% compared to the prior year period, primarily driven by lower volumes within marine markets and pressure on discretionary spending. This was partially offset by growth in the automotive aftermarket where we have been realizing strong market share gains. International sales increased 5% year-over-year and we have been pleased with the performance of the team and strong market reception to our innovative products.

The strength seen in our diversified businesses continued to support our profit and margin performance. Gross margins were 23.1% compared to 19.1% in the prior year period, primarily due to lower material and freight costs. Additionally, warranty costs decreased $8 million compared to prior year. I do want to comment that we achieved this margin expansion earlier in the year than originally anticipated. So although we will deliver our highest margin in Q2 due to seasonality, first quarter will be the high watermark for margin expansion through the balance of the year.

Consolidated operating profit during the first quarter was $58 million or 6%, which is an improvement of 390 basis points over prior year. The aftermarket segment delivered strong operating profits in the quarter at 11.8%, which is a 220 basis point improvement over prior year.

GAAP net income in Q1 of 2024 was $36.5 million or $1.44 earnings per diluted share compared to a net income of $7.3 million or $0.29 earnings per diluted share in Q1 of 2023. EBITDA increased 72% to $90.3 million for the first quarter 2024 compared to the prior year period.

Noncash depreciation and amortization was $32.7 million for the three months ended March 31, 2024, while noncash stock based compensation expense was $4.3 million for the same period. We anticipate depreciation and amortization to be in the range of $130 million to $140 million during the full year 2024.

For the three months ended March 31, 2024, cash used in operating activities was $8 million, with $9 million used for capital expenditures and $27 million returned to shareholders in the form of dividends. These results are in line with our expectations as we typically have relatively higher cash use at the beginning of the calendar year due to the seasonality of production and sales.

At the end of the first quarter, we had an outstanding net debt position of $833 million, 2.5 times pro forma EBITDA, which is adjusted to include LTM EBITDA of acquired businesses and the impact of noncash and other items as defined in our credit agreement.

Overall, we are seeing positive signs in total revenue both sequentially and year-over-year. For the month of April, sales were up 12% to $378 million versus April of 2023. This is primarily due to three more RV production days in 2024 compared to the prior year period. This was partially offset by a significant decline in marine sales in the month compared to 2023.

We do expect marine softness to continue, but we expect pressure to abate somewhat as we cycle easier comps in the second half of 2024. As Jason stated earlier, although we do not have a great amount of visibility into the full year, we are seeing continued positive production trends in the near term. Gradual improvements in the RV OEM market, coupled with continued performance in our diversified businesses, will continue to drive Lippert forward.

Regarding RV wholesale shipments, we estimate a full year range of 325,000 to 350,000 units. As we look forward, we are focused on maintaining a strong balance sheet and targeting the long-term leverage of 1.5 times net debt to EBITDA. For the full year of 2024, capital expenditures are anticipated in the range of $55 million to $75 million. We remain confident in Lippert’s ability to achieve long-term profitability and value for all stakeholders. Through our strategic initiatives and investments in innovation, facilities and our team, we will continue along the path to delivering sustainable long-term growth.

That’s the end of our prepared remarks. Operator, we are ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Dan Moore with CJS Securities. Please go ahead.

<Q – Justin Ages – CJS Securities, Inc.>: Hi, this is Justin on for Dan. Can you give us an update on what you’re hearing from OEMs and dealers regarding retail demand? And then you made some comments about the spring selling season. So are you able to give us an indication on where that demand is trending on a year-over-year basis?

<A – Jason Lippert – LCI Industries>: Yes. So, obviously, with retail sales just coming out, Justin, we saw that those were down again here for the month of March that was reported. But we still feel comfortable that the retail and this kind of corresponds to what I think some of the other industry players have said recently, the 325,000 to 350,000 on retail as well. We don’t see any reason that we’re not going to get there.

Obviously, if interest rates lower sooner, I think we get there quicker. But I think we feel comfortable with the 325,000 to 350,000 number. And retail is happening out there, but there’s probably some people sitting on the sidelines because they’re just waiting for interest rates to drop.

<Q – Justin Ages – CJS Securities, Inc.>: Okay, that’s helpful. And then on RV and marine, I know you mentioned some marine softness and you expect that to abate kind of in the back half of the year or get a little easier as the comps get easier. So beyond 2024, when do you think we can get back to your more typical 3% to 5% annual content growth, specifically?

<A – Jason Lippert – LCI Industries>: Yeah, again, I think it depends on when retail starts kicking wholesale into gear again. And I talked to a couple of the key boat CEOs just yesterday and dealer inventories are down pretty good compared to where they have been in the past. So I think it’s just a matter of retail kicking up and pushing things forward. But like we said in our comments, prepared comments that sequentially we start getting better on the back half of the year or comps could get better in the back half of the year starting in June when things really started to fall off last year at the beginning of the summer.

<Q – Justin Ages – CJS Securities, Inc.>: All right. I appreciate you guys taking the question. Thank you.

<A – Jason Lippert – LCI Industries>: Yes, sure. Thanks.

Operator: The next question comes from Fred Wightman with Wolfe Research. Please go ahead.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Good morning. Jason, you gave some color on how you see towable shipment cadence in the back half of the year. I think you talked about a pickup in July and then maybe some moderation beyond that. I assume that’s just a model year changeover, but can you give a little bit more detail on how you see that trending?

<A – Jason Lippert – LCI Industries>: Yeah. I mean, we’re obviously seeing some wholesale pick up in the spring here. Dealers need inventory to sell through, but they just appear to be bringing on just what they need and don’t see that picking up until their rate situation gets better and their rate situation gets better for the retail consumer.

So again, we feel – we’ve came out last quarter four and stated that in October that we felt 325,000 to 350,000 was the number. And that appears to continue to be right where things are headed. So, yes, about what I can say on that.

<Q – Fred Wightman – Wolfe Research LLC>: Okay. And you mentioned the March retail data that just came out. If we look at just reported results for the industry and then comp trends or unit trends for some dealers that are emphasizing lower cost value units, I mean, it seems to be a pretty big delta. So I’m wondering if you could just touch on how you guys think content per unit and sort of overall trends at Lippert shake out if we do see a prolonged shift towards lower cost product.

<A – Jason Lippert – LCI Industries>: Yeah, I mean, I don’t think that there’s a long term shift toward lower cost. I think it’s the time that we’re in right now and we’ve been seeing a steady movement toward a lot of these entry level trailers. Camping World talks about the $11,000, $11,999 trailer that they sell a lot of.

We’ve seen gravitation towards single axle trailers, these smaller cheaper units over the last couple of years to the tune of – used to be closer to 15% of our chassis production. Now it’s closer to 20%. But the other thing that’s dragging content is just some of the bigger toy haulers those are way down. And those for us, content can get up to $15,000 a trailer.

So the toy hauler space is kind of kind of dead right now. And then we’re going to continue to innovate on content as we’ve talked about. We’re going to find ways to either bring new products to market like we’ve talked about with, the window products and our suspension products, but also we’re going to continue to evolve our existing content and add bells and whistles and features to drive content up there.

<Q – Fred Wightman – Wolfe Research LLC>: Okay. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Fred.

Operator: The next question comes from Scott Stember with ROTH MKM. Please go ahead.

<Q – Scott Stember – ROTH MKM>: Good morning and thanks for taking my questions.

<A – Jason Lippert – LCI Industries>: Morning.

<Q – Scott Stember – ROTH MKM>: Lillian, maybe on the margin side, 23%, very impressive. You said that the second quarter would be sequentially higher. I guess just trying to get a sense of how much stickiness is here, given all the puts and takes, particularly with content. And also on the operating margin line, do you have some visibility of where you think the range could be for the full year?

<A – Lillian Etzkorn – LCI Industries>: Hey, good morning, Scott. Thanks for the question. So, no, very pleased with the performance this quarter. As I mentioned we achieved some of the margin expansion a little bit earlier in the year than we originally anticipated. And that was due to the lower material and freight costs and also some nice improvement on the warranty line as well.

So when I think through the cadence of the year in particular for second quarter, that does tend to be our seasonally high quarter in a large part because of our diversified businesses, specifically aftermarket that tends to be the high quarter for aftermarket.

So specifically from a margin perspective, I would expect the margins to improve slightly as we move into the second quarter just from a drop through of volume. And just to give a little bit more color on that from an overall revenue perspective sequentially, I would see second quarter up about 10% in total, led by aftermarket at about a 20% sequential improvement. So where that would land us from a margin perspective in the quarter on the gross margin line is about 24%, when I think through the drop through incrementals.

We previously shared in our prior call for the full year, overall, operating income margins to be in the low single digits. There’s nothing that I’m seeing from our estimates for the year to move from that. I still feel very comfortable with that from an overall full year perspective. But just again, trying to provide a little bit more color for the second quarter, if that’s helpful.

<A – Jason Lippert – LCI Industries>: And too Scott, with respect to diversification, I think that the quality of our margins and the diversified parts of our business have continued to evolve and get better and better every year. So while we started diversification on the top line 11 or 12 years ago, the quality of our margins there continue to get better and continue to lift up the rest of the business.

<Q – Scott Stember – ROTH MKM>: Got it. And just shifting over to the aftermarket. Could you just give us some reads of POS or at the dealer level, break fix kind of demand? Just trying to get a sense of what’s to come from the repair cycle, which will likely start this year.

<A – Jason Lippert – LCI Industries>: Yeah. So, yeah, we’ve done a lot of talking about the repair cycle, the last several calls, is all these units that were built in during COVID start to come into the repair and replacement cycle. So that’s going to be really healthy and we anticipate a lot of good opportunity there.

Again, part of the reason is because our content was bigger in those years than prior years. So as our content continues to grow, as we mentioned 50% growth since 2020, we ought to see more and more content replacement in the repair and replacement cycles in these next couple of years.

So we’re excited about that. I think at the dealer level right now, you’re seeing the retailers and dealers be cautious about bringing in too much parts and pieces and upgrade content inventory just like they are the full RVs. And as you know, our aftermarket’s kind of divided into automotive aftermarket, marine and RV and the automotive is a side that’s really doing well for us right now. CURT’s expanded greatly since we bought them in late 2019, and I think we’re up 40% there on the top line. And it was a $300 million plus business when we bought it back then. So that’s helping lift the aftermarket pretty significantly.

<Q – Scott Stember – ROTH MKM>: Got it. And just last question on the balance sheet, the $460 million convert to in 2026, just trying to get your sense of what your plans will be for that, if you were looking at it that far out.

<A – Lillian Etzkorn – LCI Industries>: Yeah, I think it’s still a little bit early, Scott, for us to have to look to do anything. Obviously continue to watch the markets and look to see what opportunities there are. But I’d say we’re still probably early overall for refinancing of those elements on the balance sheet.

<Q – Scott Stember – ROTH MKM>: Got it. Thanks again.

<A – Lillian Etzkorn – LCI Industries>: Thank you.

Operator: The next question comes from Mike Swartz with Truist Securities. Please go ahead.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey, good morning, guys. Maybe just to start off, Lillian, just on the towable content year-over-year, I think it was down about 13% in the quarter. And I think you said organic volume, if I heard you correctly, was up 1.5% or so. Could you just give us the breakout of price in M&A and organic, as you usually do?

<A – Lillian Etzkorn – LCI Industries>: I’d say the biggest driver, again as we’ve been talking the past couple of quarters, has been that index pricing adjustment that was in the low double digits this quarter. Again, that’s going to continue to abate. That gradually has been coming down in the prior quarters. When we move into Q2 on a trailing 12-month basis, that’ll be down into the, call it the mid-single digits at that point.

So really the two biggest drivers there, it’s the index pricing pass through of about call it 10-ish, 11%. And then we have the goodness on the organic growth of 1.5%, 1.6%. And that also, as we continue to go through 2024 in the next few quarters, you’ll see that continue to increase. If you recall, overall, our expectation is typically 3% to 5% of organic growth in any given year. And, obviously, that varies in a year. But overall, that’s kind of the expected organic growth that we would expect for the business in a year.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay, that’s helpful. Thanks for that. And then, Jason, maybe just on the $200 million in new business wins, could you maybe just break that down a little bit for us? And I’m just trying to understand, like, how much of that is RV? How much of that is marine and others? Does that include the new Camping World furniture business? And then just any commentary around as far as the visibility you have right now, model year 2025 versus model year 2024 in RV.

<A – Jason Lippert – LCI Industries>: Yes, sure. No problem. So we figure over half of the number is RV. It does not include the Camping World as fresh as that is. So there’s a lot of innovation going on. We’ve got a lot of great products around the RV space. We’ve got customers like Brinkley who’s relatively new to the scene. And we continue to grow content with us, they continue in organic growth with us, they continue to grow their business.

And then I’d say one of the other areas is the axle products and suspension products. We’ve got a lot of innovation going on there. And again, all over our business, we’re innovating in every piece of our business. So – and as far as our other content, we’ve mentioned the bus products and things like that where we got we’ve got chassis stretching and bus seat that are brand new organic growth pieces and new business coming in there as we grow those new markets. So that give me some granularity to some of the things we’re doing with respect to that $200 million.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. That’s helpful. And maybe just one follow up for Lillian. I think you had just said in terms of her response to Scott’s question about – I just want to make sure I heard it correctly around full year EBIT margin, I think you said around low single digits. Is that what I heard? And I think you had said mid-single-digits back in October, but just correct me if I’m wrong in how I’m thinking about that?

<A – Lillian Etzkorn – LCI Industries>: Yeah, it should be mid-single digits, Mike. So thank you for the clarifying question. That would be our expectation for the full year consistent with our prior messaging of the mid-single digits for EBIT percent.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Perfect. Thank you so much.

Operator: The next question comes from Thomas-Martin with BMO Capital Markets. Please go ahead.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Hi. Good morning.

<A – Jason Lippert – LCI Industries>: Morning.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: I know in the past you’ve talked about how there is open units right there at the end of 2020 that you’re comping against. Could you quantify what that impact was relative to like the RVIA wholesale production?

<A – Jason Lippert – LCI Industries>: You got the question? Do you want to repeat that again, Tristan?

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Yeah, basically, I’m just asking the benefit from comping against the open units that were shipped relative to the reported RVIA numbers in the quarter.

<A – Lillian Etzkorn – LCI Industries>: So again, Tristan, just to make sure I’m understanding the question, so in terms of the content per unit. So when we’re reporting that, it’s on a trailing 12-month basis. So we actually in that computation, it’s still a headwind for us because of the wholesales exceeding production in 2023 calendar year.

As we progressed through 2024 calendar year, our expectation is that wholesale and production will be more closely aligned. So it won’t be a headwind as we move through the year. But it still is a headwind this quarter of a few percent points. Does that make sense?

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: I guess what I was really asking is if you can quantify just the number as in wholesale production was 10,000 more due to open? Just trying to get a number. I apologize I’m at an airport so it might be hard to hear.

<A – Lillian Etzkorn – LCI Industries>: No that’s okay. That’s okay, Tom. From a wholesale versus production in 2024 calendar year, we’re seeing that much more closely aligned. We didn’t have the same situation that we had in 2023 calendar year.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Got it. And then I just kind of have to ask the question. There’s been a ton of chatter about some of the frame flex issue. So, Jason, just wanted to know if you have any thoughts or opinions you wanted to share.

<A – Jason Lippert – LCI Industries>: I didn’t hear the question, Tristan. What was the question?

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Let me hop back in queue, see if I can find a better spot.

<A – Jason Lippert – LCI Industries>: That sounds a little bit better if you want to try again.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Just have to ask, a ton of chatter with some of these frame flex headlines and issues.

<A – Jason Lippert – LCI Industries>: Okay.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: I just wanted to get your opinion and your kind of comments on it.

<A – Jason Lippert – LCI Industries>: Yeah. Thanks. Okay. I got you now. Yeah. I mean, contrary to the Davidson note that came out I’ll tell you that we don’t have widespread frame issues. We don’t have widespread warranty issues. So the long and short is, is that we design frames to flex. And over the over the years, we’ve seen a handful of units. The numbers as they come out to from a unit standpoint, it’s insignificant. It’s 300th of percent of our total frame warranties. And in terms of dollars, it’s less than 0.01%. So it’s hardly worth mentioning.

What I can say is that with the issues related to the chatter around Grand Design is they have issued a technical service bulletin to their dealers and the consumers. So as far as I know, they’re fixing those everything that pops up with respect to a customer concern today, I’m 100% confident Grand Design is taking care of their customers and we’ve seen these flex issues over the years. We’ve got especially on heavier units of say 15,000 to 21,000 pounds. You see these are just giant houses moving down the road. And sometimes with overloading or road abuse or an excessive impact you can see some walls break loose from the frames and it happens from time to time.

But and when they do happen and there’s an issue with a manufacturer, they’re generally getting taken care of. So that’s probably the short answer. Our frame warranty is less than 0.75% of everything that we build has been for the last 10 years, 2024 is tracking the same. So hopefully that debunks some of the chatter out there. There were some big time social media stuff months ago, but I think it’s quieting down. And like I said, with the issuance of the technical service bulletin at the dealers, those issues are getting taken care of.

Is that helpful? Any other questions there?

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Thank you.

Operator: The next question comes from Alice Wycklendt with Baird. Please go ahead.

<Q – Alice Wycklendt – Robert W. Baird & Co., Inc.>: Morning, everyone. I’m on for Craig today. Most of my questions have been answered, but maybe I just wanted to dig in on the M&A landscape. I mean, I think you said you’re in more talks today than you were a year ago. What areas are you focused on and what are you seeing out in the market today?

<A – Jason Lippert – LCI Industries>: Yes. So I mean, we’re focused just as much on adjacencies and aftermarket probably as we are on RV. There’s, as we’ve acquired in the RV space over the last 20 years, there’s probably less to buy there. So I would say most of our M&A is focusing on some of our adjacencies and aftermarket.

But we feel like we can get a couple of these deals over the finish line in the next 12 months. I mean, we’re making good progress and we’re having – we didn’t have any – hardly any conversations last year because we were just paying attention to our use of capital and our cash flow given the environment. But things are obviously improving and results are improving. And we feel pretty solid about where our adjacent markets and our aftermarkets are sitting, as well as our RV market and our performance there. So I’d say we’re making good progress with some targets today.

<Q – Alice Wycklendt – Robert W. Baird & Co., Inc.>: Great. Thanks. That’s it for me.

<A – Jason Lippert – LCI Industries>: Thanks, Alice.

Operator: The next question comes from Brandon Rollé with D.A. Davidson. Please go ahead.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Good morning. And thank you for taking our questions and shouting out our note.

<A – Jason Lippert – LCI Industries>: Morning.

<Q – Brandon Rollé – D. A. Davidson & Co.>: First on the frame flex. Thank you. On the frame flex topic, we just talked with Winnebago on Monday and they indicated they weren’t the only OEM that was having frame flex issues. So I guess I think Grand Designs got a lot of publicity, obviously. You guys had to quiet some of the influencers. But what other OEMs are seeing these frame flex issues. And I know you said it’s not widespread, but are there issues with each of the three main OEMs or is it just concentrated to a couple?

<A – Jason Lippert – LCI Industries>: Yeah, I mean, none that I’m aware of. I mean, again, frame flex I’d say every brand of fifth-wheel because of some of the overloading and trauma, that some of these units, these bigger units see again, we’re talking, this only happening typically on 15,000 to 21,000 pounds units, which are largely the luxury high profile fifth-wheels and heavy toy hauler fifth-wheels. You don’t see this issue on travel trailers and low profile fifth-wheels. You just don’t see it.

But there’s maybe every brand has had since I’ve been in the business three or four a year, they just pop in. So yeah, as [ph] Mike (00:48:38) said, it’s not a new issue, but it’s certainly not widespread and it’s certainly not happening, happening everywhere. I’d say put it in numbers, it’s probably 5 to 10 a year for each brand. But that’s not new. That’s not news.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay, great. And who would be on the hook for any of these issues that are going on or people having some warranty claims or whatever the case may be is, were you guys just producing really good frames and it’s on the customer or the OEM or are you guys potentially liable for any of these issues?

<A – Jason Lippert – LCI Industries>: Yeah. So the technical service bulletin calls out specifically to the dealers. They’re just they’re checking for some loose screws from the walls of the frames and things like that. So I guess that our warranty on this will be less than 300th per percent on our business this year, our frame business.

So Grand Designs handling this with their dealers and they’re taking care of every single one that pops up. And I don’t have really any more I can comment there probably.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay. And then kind of circling back to Tristan’s question earlier. In 1Q 2023 last year production was less than shipments. Are you saying in the first quarter of this year, production and shipments were more or less aligned? I guess we’re trying to just try and understand what the headwind was last year so we can better understand where your content is shaking out.

<A – Jason Lippert – LCI Industries>: Yeah, sure. The headwind last year was largely around the fact that there just was no production in January and there was not a whole lot in February either. But the OEMs were shipping, their yards were fairly full and they were shipping units. So wholesale numbers were being – were happening to the dealers and there just wasn’t any production. And this year you’re seeing yards that are normalized and wholesale happening and production kind of equaling what we’re wholesaling this year.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay.

<A – Jason Lippert – LCI Industries>: Because we just had a big gap last year in January.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay. All right. Thank you so much.

<A – Jason Lippert – LCI Industries>: Yes. Thank you.

Operator: We have no further questions, so I’ll hand the call over to Jason for closing remarks.
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Yeah. So we’re really proud of our results this quarter and things are looking a lot brighter in the last 20 months. So really proud of the teams for making it through this last cycle and really happy with the diversified bottom line results we had from our diversification efforts this past quarter. Look forward to talking to you all next quarter. See you. Bye-bye.

Operator: Thank you, everyone, for joining us today. This concludes our call and you may now disconnect your line.
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Forward-Looking Statements

This audio event contains certain "forward-looking statements" with respect to the Company's financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio event that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, including normalization and timing, new business commitments and orders, as well as other factors, in 2024, future business prospects, growth, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this audio event are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio event, the impacts of future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio event are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.